MAGICAL INSIGHT INVESTMENTS LTD.

ACQUISITION OF SOLAR POWER TECHNOLOGY AND PATENT

Binding Term Sheet
Company:	Beijing Hi-Tech Wealth Investment and Development Company Limited, a limited liability company organized under the laws of the People’s Republic of China (the “Company”).
Buyer:	Magical Insight Investments Ltd. (the “Buyer”).
Price:	$10,000,000 (the “Purchase Price”).
Form of transaction:	Purchase of the technology, patents and all intellectual property rights related to solar powered mobile phones owned by the Company.
Date:	February 8, 2007
Definitive Agreement:

The Company and the Buyer shall enter into an agreement (the “Agreement”) to memorialize the agreement of the Company and the Buyer expressed herein within 60 days of date of this Binding Term Sheet, but the execution of such Agreement shall not be a precondition to the binding obligations created hereby.

Payment Installments:	The Purchase Price shall be payable in 10 equal installments of $1,000,000. Each such installment shall be due and payable following the sale by the Buyer of 100,000 solar power phones.
Representations and Warranties:	The Agreement shall contain customary representations and warranties for transactions of this kind, including with respect to the intellectual property rights of the Company.
Closing Conditions:	Closing of the transactions contemplated by the Agreement will be contingent upon customary conditions for a transaction of this type.
Governing Law:	New York
Intention of the Parties:

It shall be the intention of the parties that the mutual obligations arising hereunder shall be fully enforceable on the basis of the terms set forth herein, irrespective of the execution of the Agreement or the satisfaction of any of the conditions contained therein.

MAGICAL INSIGHT INVESTMENTS LTD.

Date:	By:	/s/

Printed name: LI Ming Title: Chief Executive Officer

BEIJING HI-TECH WEALTH INVESTMENT AND DEVELOPMENT COMPANY LIMITED:

Date:	By:	/s/

Printed name: Title:

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